EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of January 3, 2023, but effective as of December 29, 2022, is entered into between ToughBuilt Industries, Inc., a Nevada corporation (the “Company”), and Zareh Khachatoorian (“Executive”).

WHEREAS, Executive is the Chief Operating Officer and Secretary of the Company, and

WHEREAS, the Company desires to employ and retain the services of Executive, and Executive wishes to be employed by the Company, on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, the undersigned agree as follows:

1.       Term of Employment. Subject to the termination provisions hereinafter set forth, the Company will employ Executive, and Executive accepts employment with the Company, for a period of three years from the date of this Agreement (the “Initial Term”). The Initial Term shall be automatically renewed for successive one-year periods (“Successive Terms”) unless either party gives ninety (90) calendar days written notice of nonrenewal prior to the expiration of the then-current term (the Initial Term and any Successive Term are jointly referred to herein as the “Term”). Notwithstanding the above, or anything else provided herein, Executive shall be an at-will Executive, serving at the pleasure and direction of the Board of Directors (as defined below). Accordingly, either party may terminate the employment relationship at any time for any reason, subject, however, to the notice and any payment requirements set forth herein.

2.       Duties. During the Term, Executive will serve as Chief Operating Officer and Secretary of the Company, reporting to the Company’s Chief Executive Officer (the “CEO”). Executive will discharge such duties and responsibilities as are customary for such position or are prescribed from time to time by the CEO. Executive will devote his full time and attention to the affairs of the Company and will not enter the employ of or serve as a consultant to, or in any way perform any services for, with or without compensation, any other person, business or organization without the prior approval of the CEO. In no event may any such service be inconsistent with, or prevent Executive from carrying out, his duties under this Agreement, as determined at the sole discretion of the CEO. During the Term, Executive shall serve as a member of the Board of Directors of the Company, subject to the conditions and requirements set forth in the Company's bylaws, as applicable, including but not limited to shareholder approval.

3.       Maintaining Confidential Information/Property Rights. Executive agrees to sign and abide by all Company’s policies regarding confidential information and ethics including, but not limited to the Proprietary Information, Inventions Assignment, and Non-Disclosure Agreement, as attached hereto as Exhibit A.

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4.       Duty of Loyalty. During the Term the Executive shall not, directly or indirectly:

(a)       whether as an officer, director, employee, stockholder, partner, proprietor, associate, representative, consultant, contractor, or in any other capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that competes with the Company or its Affiliates, anywhere in the United States, Europe, South America and Asia, in any line of business engaged in (or planned to be engaged in) by the Company or its Affiliates, however, that such restriction shall not apply to Executive's ownership of any passive investment representing an interest of less than five percent (5%) of an outstanding class of publicly traded securities; or

(b)       recruit, encourage or solicit any person who is an employee or contractor of the Company or any entity affiliated with the Company (each, an “Affiliated Entity”) to leave the Company’s or Affiliated Entity’s employ or service for any reason, or interfere in any material manner with employment or service relationships at the time existing between the Company or Affiliated Entity and the subject employee or contractor (except as may be required in any bona fide termination decision during the Term regarding any Company or Affiliated Entity employee) in order to induce such employee or contractor of the Company or any Affiliated Entity to accept other employment or a consulting agreement with any other person or entity.

Executive acknowledges that the services that he shall provide to the Company under this Agreement are unique and that irreparable harm shall be suffered by the Company in the event of the breach by Executive of any of his obligations under this Section 4, and that the Company shall be entitled, in addition to its other rights and remedies, whether legal or equitable, to enforce such obligations by an injunction or decree of specific performance. If any restriction set forth in this section is found by a court to be unreasonable, then Executive agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable by such court.

5.       Salary and Incentives.

(a)       Salary. During the Term, the Company will pay Executive an annual salary of $300,000 (the “Base Salary”), subject to applicable tax withholding and payable in accordance with the Company's normal payroll practices; provided that Executive's Base Salary may be reduced to the extent that Executive elects to defer any portion thereof under the terms of any deferred compensation or savings plan maintained by the Company, subject to any requirements under applicable law. During the Term, the Board of Directors shall review Executive's Base Salary on an annual basis and, in its discretion, may award merit increases of Executive's Base Salary in accordance with the Company’s policy.

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(b)       Incentive Payments. Executive will be eligible to receive incentive bonus payments from time to time in accordance with any incentive bonus program of the Company that may then be in effect and will be eligible to receive an annual targeted cash incentive bonus of up to $150,000 under any such program upon the achievement of revenue and cashflow targets and other objectives for each fiscal year as may be approved annually on behalf of the Company by the Compensation Committee of the Board of Directors (the “Annual Bonus”). Such a program will be administered on the Company's fiscal year basis. In the event that an incentive payment is earned by Executive under such a program for any fiscal year, such payment shall be made to Executive in a lump sum all-cash amount within sixty (60) days following the date that the Company determines the amount (if any) of the Annual Bonus, provided that as a condition of earning such Annual Bonus, Executive must remain continuously employed in the Company's service through the date that the Company determines the amount of the Annual Bonus.

(c)       Stock Options. On or following the effective date of this Agreement and subject to approval of the Board, the Company will grant Executive an option under the Company’s 2022 Equity Incentive Plan (the “Plan”) to purchase One Hundred Twelve Thousand Five Hundred (112,500) of the Company’s Common Stock (the “Option”). The Option will have an exercise price that is no less than fair market value per share and will vest over three (3) years in equal installments on the last day of each of the Thirty-Six (36) full calendar months following the date of grant (the “Vesting Schedule”). Vesting will depend on Executive’s Continued Service as an Employee (as such terms are defined in the Plan) with the Company and will be subject to the terms and conditions of the Plan and the written Stock Option Agreement governing the Option.

(d)       Expenses. The Company will reimburse Executive for all reasonable travel, entertainment and miscellaneous business expenses actually and necessarily incurred in connection with the performance of his duties under this Agreement, provided that Executive's expenses are in accordance with the Company's current practices and that Executive properly accounts for such expenses. Any amounts payable under this Section 5(d) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive's taxable year following the taxable year in which Executive incurred the expenses. The amounts provided under this Section 5(d) during any taxable year of Executive's will not affect such amounts provided in any other taxable year of Executive's, and Executive's right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(e)       Vehicle Allowance. During Executive's employment under this Agreement, the Company shall pay Executive a monthly automobile allowance in the amount of $500, and shall pay for or reimburse Executive for expenses regarding the operation, insurance and routine maintenance of such vehicle, including deductibles, fuel, parking, tolls and car washes.

(f)       Vacation. The Executive shall be eligible to accrue three (3) weeks paid vacation per annum which shall accrue on a pro rata basis each pay period; provided, that the Executive shall be paid annually in cash for accrued vacation days not taken by him in such year; provided that no more than four (4) weeks of vacation may be accrued each year for purposes of such cash payments; and provided further that any such payment shall be paid to the Executive not later than March 15 of the year following the calendar year in which the unused vacation days accrued.

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6.       Benefits. Executive will be entitled during the Term to participate in any vacation, health, pension, insurance or other benefit plan that is maintained by the Company for its (or its subsidiaries’) Executives and/or executives to the extent and in the manner prescribed by the applicable plan documents.

7.       Long-term Incentives. Executive will be eligible to receive annual long-term equity incentive awards from time to time in accordance with the terms and conditions of long-term equity incentive compensation plans and programs as in effect from time to time as approved by the Board of Directors. The Board of Directors shall have discretion to determine both the target levels and the actual grants made, and shall have discretion to change from an annual grant program to a multi-year grant program. Any long-term incentive grants shall be subject to the terms and conditions, including any vesting conditions, as determined by the Board of Directors in its sole discretion.

8.       Termination.

(a)      Termination without Cause; Resignation for Good Reason. If, at any time, the Company terminates Executive’s employment without Cause (as defined herein), or Executive resigns with Good Reason (as defined herein), and Executive executes and delivers to the Company a general release in favor of, and in a form satisfactory to, the Company (the “Separation Date Release”), and does not revoke the Separation Date Release during any applicable revocation period prescribed by law and the Separation Date Release becomes effective within sixty (60) days following Executive’s termination date, then the Company will provide Executive with the following severance benefits:

(i)       Cash Severance. The Company agrees that it will provide Executive with all accrued compensation, wages and benefits through the effective date of termination and in addition pay to Executive a single cash payment equal to six (6) months’ salary, less all applicable federal, state and local withholdings and payable on the date the Separation Date Release becomes effective.

(ii)       Continued Health Insurance Coverage. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s then-current group health insurance policies, Executive may be eligible to continue Executive’s then-current group health insurance benefits after termination of Employment. If eligible and if Executive timely elects continued health insurance coverage, then the Company shall pay the Company’s portion of any premiums necessary to provide coverage for a period of six (6) months after the termination date; provided, however, that no such premium payments shall be made following the effective date of Executive’s coverage by a medical, dental or vision insurance plan of a subsequent employer. Executive shall notify the Company immediately if he becomes covered by a medical, dental or vision insurance plan of a subsequent employer.

(iii)       Stock Options/Equity Awards. Executive’s rights with respect to any stock options and/or other equity awards granted to the Executive by the Company shall be governed by the terms and provisions of the Plan and Plan rules (provided that the Executive shall have three (3) months from the date of termination to exercise any vested incentive stock options), and award agreements pursuant to which such stock options and equity awards were awarded, as in effect at the date of termination.

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The amounts described in paragraph (i) shall be paid in two equal lump sum installments, subject to applicable tax withholding, with the first installment to be made within sixty (60) days following the date of Executive's Separation from Service and the second installment to be made on the first anniversary of Executive's Separation from Service. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive's right to receive the foregoing installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, no amount shall be paid pursuant to this Section 8(a) unless, on or prior to the fifty-fifth (55th) day following the date of Executive's Separation from Service, Executive has executed an effective waiver and release of claims agreement (the “Release”) in form and substance acceptable to the Company and any applicable revocation period has expired.

(b)      Termination by Executive for Good Reason. Executive may voluntarily elect to resign his employment with the Company prior to the end of the Initial Term or any Successive Term for Good Reason (as hereinafter defined). In the event of Executive's Separation from Service for Good Reason at any time during the Initial Term or any Successive Term, then, subject to the provisions of Section 9 below, Executive shall be entitled to receive the payments or benefits set forth in Section 8(a) as if such Separation from Service was as a result of Executive's termination by the Company without Cause during the Initial Term or thereafter (as applicable). “Good Reason” shall mean any of the following that are undertaken without Executive's express written consent: (i) the assignment to Executive of principal duties or responsibilities, or the substantial reduction of Executive's duties and responsibilities, either of which is materially inconsistent with Executive's position as Chief Operating Officer of the Company; (ii) a material reduction by the Company in Executive's annual Base Salary, except to the extent the salaries of other executive employees of the Company and any other controlled subsidiary of the Company are similarly reduced; (iii) Executive’s principal place of business is, without his consent, relocated by a distance of more than thirty (40) miles from the center of Irvine, California; or (iv) any material breach by the Company of any provision of this Agreement. For avoidance of doubt, any notice of non-renewal provided by the Company to Executive pursuant to Section 1 of this Agreement shall not constitute or give rise to Good Reason under this Section 8(b).

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive's written consent within ninety (90) days of the occurrence of such event. The Company or any surviving entity shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any Separation from Service by reason of Executive's resignation for Good Reason following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without Executive's written consent. Executive's Separation from Service by reason of his resignation for Good Reason shall be treated as involuntary. For avoidance of doubt, in the event Executive provides the foregoing notice to the Company prior to the expiration of the Initial Term but the ensuing cure period of the Company expires following the end of the Initial Term and during any Successive Term and (the applicable event or condition constituting or giving rise to Good Reason having not been cured by the Company during the applicable cure period) Executive subsequently resigns for Good Reason pursuant to this Section 8(b), such resignation shall be treated for all purposes of this Section 8(b) as having occurred during the Initial Term.

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(c)      Termination by the Company for Cause. Subject to the thirty (30) day cure period, if applicable, set forth below in this Section 8(c), the Company may immediately terminate Executive's employment at any time for Cause by giving written notice to Executive specifying in reasonable detail the reason for such termination. Upon any such termination for Cause, Executive shall be entitled to payment of all accrued and unpaid compensation and wages (including accrued but unused vacation time) through the effective date of termination, but Executive shall have no right to compensation or benefits for any period subsequent the effective date of termination. For the purposes of this Agreement, “Cause” shall mean: Executive willfully engages in an act or omission which is in bad faith and to the detriment of the Company, engages in gross misconduct, gross negligence, or willful malfeasance, in each case that causes material harm to the Company, breaches this Agreement in any material respect, habitually neglects or materially fails to perform his duties (other than any such failure resulting solely from Executive’s physical or mental disability or incapacity) after a written demand for substantial performance is delivered to Executive which identifies the manner in which the Company believes that Executive has not performed Executive’s duties, commits, pleads nolo contendere, or is convicted of a felony or any crime involving fraud, embezzlement, misappropriation, theft, or moral turpitude, uses drugs or alcohol in a way that either interferes with the performance of his duties or compromises the integrity or reputation of the Company, Executive’s violation of any law relating to the Company’s business, or violation of any lawful Company policy, procedure or guideline that results in material harm to the Company as determined by the Company, in its reasonable discretion, or engages in any act of dishonesty involving the Company, Executive’s breach of any agreement with the Company containing confidentiality obligations, commercial bribery, or perpetration of fraud; provided, however, that Executive shall have at least forty-five (45) calendar days to cure, if curable, any of the events which could lead to Executive’s termination for Cause.

(d)       Termination by Death or Disability. In the event that Executive dies or becomes completely disabled from performing his duties during the Initial Term or any Successive Term, the Company shall be relieved of all obligations under this Agreement, except for payment to Executive or Executive's heirs as if the Executive had been terminated without Cause in accordance with Section 8(a) herein during the Initial Term or thereafter (as applicable). For clarification purposes, the parties agree that the Company may satisfy its obligations pursuant to this Section 8(d) through life and/or disability insurance coverage with respect to Executive, subject to applicable laws.

(e)       Termination by Executive without Good Reason. Executive may terminate his employment under this Agreement without Good Reason at any time by giving written notice to the Company. Such termination will become effective upon the date specified in such notice, provided that such date is at least ninety (90) calendar days after the date of delivery of the notice. Upon any such termination, the Company shall be relieved of all of its obligations under this Agreement, except for payment of all accrued compensation and wages and the provision of benefits through the effective date of termination, and the Company may, in its sole discretion, cause the termination to become effective sooner than such ninety (90) day notice period (in which case any authority granted under Section 2 shall be suspended).

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(f)       Involuntary Termination other than for Cause, Death or Disability or Voluntary Termination for Good Reason Following a Change of Control. If, within one year following a Change of Control, the Executive's employment is terminated involuntarily by the Company other than for Cause, death, or disability or by the Executive pursuant to a Voluntary Termination for Good Reason, and the Executive executes and does not revoke a general release of claims against the Company and its affiliates in a form acceptable to the Company, then the Company shall, in addition to any other earned but unpaid base salary and vacation pay due through the date of such termination, provide the Executive with the benefits as set forth below:

(i)       Cash Award. A lump sum payment in the amount equal to one (1) times Executive’s then prevailing Base Salary. This lump sum payment is to be paid as soon as practicable on or after the effective date of the termination for Cause or Voluntary Termination for Good Reason following a Change of Control but in any case, by no later than March 14 of the calendar year following the calendar year in which such termination occurs, unless otherwise required by applicable law.

(ii)       Acceleration of Equity Awards. All outstanding and unvested options to purchase the common stock of the Company or any affiliate of the Company granted under any equity plan of the Company or affiliate of the Company, restricted stock then held by the Executive and other equity and equity equivalent awards then held by the Executive shall be accelerated in full, and thereafter all such options, restricted stock and other equity awards shall be immediately vested, and exercisable for such period of time following termination as provided for by the specific agreements governing each such award.

(iii)       Benefits Continuation. For the period beginning on the date of such involuntary termination by the Company other than for Cause, death or disability or the Executive's Voluntary Termination for Good Reason occurs and ending on the earlier of the date which is twelve (12) months following the date of such termination or the date upon which the Executive commences receiving generally comparable medical benefits through employment elsewhere, the Company shall pay directly or reimburse the Executive, at its option, for premium costs incurred by the Executive and the Executive's dependents for medical and dental benefits continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if the Executive had terminated employment with the Company on the date such benefits coverage terminates.

(iv)       All of the foregoing benefits shall replace and be in lieu of any other severance benefit(s) to which Executive would otherwise be entitled following a Change of Control.

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(g)      Change of Control. “Change of Control” means the occurrence of any of the following events:

(i)       A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

(ii)       A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii)       A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(h)      Notice of Non-Renewal. For the avoidance of doubt, any notice of nonrenewal of a Successive Term provided by the Company pursuant to Section 1 of this Agreement shall constitute termination of Executive by the Company without Cause during a Successive Term.

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9.       Limitations on Payment.

(a)       Payment Delay. Notwithstanding anything herein to the contrary, to the extent any payments to Executive pursuant to Section 8 are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no amount shall be payable pursuant to such section unless Executive's termination of employment constitutes a “'separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), (ii) if any of the amounts described in Sections 8(a)(i)-(ii) above constitute non-qualified deferred compensation subject to Section 409A of the Code then any such amounts that become payable hereunder shall in all cases be paid in two installment payments pursuant to the terms described in the last paragraph of Section 8(a), provided that the first lump-sure payment shall be paid on the 60th day following Executive's Separation from Service subject to clause (iii) of this Section 9(a) and (iii) if Executive, at the time of his Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(1) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of Executive's termination benefits described in Section 8 shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive's Separation from Service, (B) the date of Executive's death or (C) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive within thirty (30) days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(b)       Exceptions to Payment Delay. Notwithstanding Section 9(a), to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 8 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). Accordingly, the severance payments provided for in Section 8 may not be intended to provide for any deferral of compensation subject to Section 409A of the Code to the extent (i) the severance payments payable pursuant to Section 8, by their terms and determined as of the date of Executive's Separation from Service, may not be made later than the fifteenth (15th) day of the third calendar month following the later of (A) the end of the Company's fiscal year in which Executive's Separation from Service occurs or (B) the end of the calendar year in which Executive's Separation from Service occurs, or (ii) (A) such severance payments do not exceed an amount equal to two times the lesser of (1) the amount of Executive's annualized compensation based upon Executive's annual rate of pay for the calendar year immediately preceding the calendar year in which Executive's Separation from Service occurs (adjusted for any increase during the calendar year in which such Separation from Service occurs that would be expected to continue indefinitely had Executive remained employed with the Company) or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) for the calendar year in which Executive's Separation from Service occurs, and (B) such severance payments shall be completed no later than December 31 of the second calendar year following the calendar year in which Executive's Separation from Service occurs. Moreover, the COBRA premium payments contemplated under Section 8 are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) as direct service recipient payments for medical benefits.

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(c)       Interpretation. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code).

(d)       Parachute Payments. Notwithstanding anything contained in this Agreement to the contrary, to the extent that payments and benefits provided under this Agreement or otherwise (including the acceleration of vesting of equity awards) to Executive (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced (but not below zero) to the extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit received by him if no such reduction was made. For purposes of this Section 9(d), “net after-tax benefit” shall mean (i) the Payments which Executive receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by Executive and reasonably acceptable to the Company (which may be, but will not be required to be, the Company's independent auditors). The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the affected Executive and the Company within fifteen (15) calendar days after Executive's date of Separation from Service. If the Accounting Firm determines that such reduction is required by this Section 9(d) and no Payment constitutes non-qualified deferred compensation that is subject to Section 409A of the Code, Executive, in Executive's sole and absolute discretion, may determine which Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to him. If the Accounting Firm determines that a reduction is required by this Section 9(d), and any Payment constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, then the Payments shall be reduced in the following order; (a) reduction in the cash severance payments described herein (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (b) reduction in any other cash payments payable to Executive (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (c) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (d) cancellation of acceleration of vesting of equity awards not covered under (c) above; provided, however that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.

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10.     Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

11.       Arbitration. Executive and the Company agree to submit any and all DISPUTES, CONTROVERSIES, OR CLAIMS BETWEEN THEM BASED UPON, RELATING TO, OR ARISING from Executive’s employment by the Company or the terms of this Agreement (including the validity, enforceability, scope or breach of this Agreement) to FINAL AND BINDING ARBITRATION BEFORE A SINGLE NEUTRAL ARBITRATOR IN LOS ANGELES, California, and governed by the Federal Arbitration Act (“FAA”). Subject to the terms of this paragraph, the arbitration proceedings shall be initiated in accordance with, and governed by, the Employment Arbitration Rules and Mediation Procedures (“Rules”) of the American Arbitration Association (“AAA”). The arbitrator shall be appointed by agreement of the parties hereto or, IF NO AGREEMENT CAN BE REACHED, BY THE AAA PURSUANT TO ITS RULES. Notwithstanding the Rules, the parties may take discovery in accordance with Sections 1283.05(a)-(d) of the California Code of Civil Procedure (but not subject to the restrictions of Section 1283.05(e)), and prior to the arbitration hearing the parties may file, and the arbitrator shall rule on, pre-trial motions such as demurrers and motions for summary judgment (applying the procedural standard embodied in Rule 56 of the Federal Rules of Civil Procedure). The time for filing such motions shall be determined by the arbitrator. The arbitrator will rule on ALL PRE-TRIAL MOTIONS AT LEAST TEN (10) BUSINESS DAYS PRIOR TO THE SCHEDULED HEARING date. Arbitration may be compelled, the arbitration award shall be enforced, and judgment thereon shall be entered, pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). The Company shall bear AAA’S administrative fees and the arbitrator’s fees and costs. If any party is required to compel arbitration of a dispute governed by this paragraph, the party prevailing IN THAT PROCEEDING SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ITS reasonable costs and attorneys’ fees and expenses incurred to compel arbitration to the extent permitted by applicable law. any dispute between Executive and the Company shall be brought on an individual basis only, and not on a class or collective basis, and Executive shall not participate in a class or collective action against the Company. The arbitrator shall not have the authority or jurisdiction to hear any Claim in arbitration as a class or collective or representative action. For the avoidance of doubt and to the maximum extent permitted by applicable law, PAGA claims concerning alleged Labor Code VIOLATIONS TOWARDS EXECUTIVE ARE SUBJECT TO INDIVIDUAL ARBITRATION AND ARE divisible from non-arbitrable PAGA representative claims brought on behalf of the State concerning alleged Labor Code violations towards any “aggrieved employees” other than Executive. If either Party pursues a civil action in court INVOLVING CLAIMS WHICH ARE NOT ARBITRABLE AND ALSO PURSUES COVERED CLAIMS, LITIGATION OF THE NON-ARBITRABLE CLAIMS SHALL BE STAYED PENDING THE OUTCOME OF the covered claims Covered claims subject to this section do not include: (i) claims arising under the National Labor Relations Act which are brought before the National Labor Relations Board; (ii) claims for workers’ compensation, DISABILITY OR UNEMPLOYMENT BENEFITS; (III) CLAIMS BASED ON ANY PENSION OR WELFARE plan, the terms of which may contain arbitration or other non-judicial dispute resolution procedures; (iv) claims by whistleblowers arising pursuant to the Sarbanes-Oxley Act and alleging unlawful retaliation or seeking any relief pursuant to that Act; (v) sexual assault or sexual harassment disputes under either federal or state law, unless Executive explicitly and in writing agrees, post-dispute, to arbitrate a sexual assault or sexual harassment dispute, and WAIVE THE RIGHT TO FILE THAT SAME CLAIM(S) IN COURT; (VI) CLAIMS THAT ARE EXPRESSLY prohibited by applicable law from being subject to arbitration, provided such law is not preempted or otherwise prohibited under the FAA; and (vii) petitions to a court of competent jurisdiction for injunctive relief related to a dispute subject to arbitration where such temporary equitable relief would be otherwise authorized by law. In addition, nothing in this Agreement prohibits (i) Executive from engaging in concerted activities under Section 7 of the National Labor Relations Act or filing an unfair labor practice charge with the National Labor Relations Board (NLRB), (ii) from making a report to or filing a claim or charge WITH THE U.S. Equal EMPLOYMENT OPPORTUNITY COMMISSION (EEOC) OR CALIFORNIA Department of Fair Employment and Housing (DFEH), or a charge or complaint of retaliation under the Sarbanes-Oxley Act or Dodd-Frank Act with the Department of Labor (DOL) or Securities and Exchange Commission (SEC) respectively, or a similar administrative charge, claim, or complaint with any federal, state or local government agency, office or official (“Government Complaint”), or (iii) any such agency from investigating a Government Complaint or from pursuing legal action on Executive’s behalf (to the extent permitted by applicable law). Executive may pursue legal action against Employer before an administrative adjudicative body only to the extent that applicable law requires such an action to proceed notwithstanding the existence of an enforceable agreement to arbitrate under the FAA. Additionally, nothing in this Agreement precludes or excuses a party from exhausting administrative remedies where required by law before making a claim in arbitration. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against EACH OTHER for PAYMENT OF DAMAGES UNDER THIS AGREEMENT OR RELATING TO Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction. Executive and the Company expressly waive their right to a jury trial. This paragraph shall survive the expiration or termination of this Agreement. If any part of this paragraph is found to be void as a matter of law or public policy, the remainder of the paragraph will continue to be in full force and effect.

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12.     Miscellaneous.

(a)       Assignment. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns. Executive agrees that the Company may assign its rights and obligations under this Agreement to any successor-in-interest. Executive may assign his rights and obligations hereunder only with the express written consent of the Company, except that the rights under this Agreement shall inure to the benefit of Executive's heirs or assigns in the event of his death. Except as expressly provided in this paragraph, no party may assign its/his rights and obligations hereunder; and any attempt to do so will be void.

(b)      Severability. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision, such provision shall be replaced by a provision that is valid and enforceable and that as closely as possible reflects the parties' intent with respect to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from any of the parties to any other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision was not included.

(c)      Notice. Notices given pursuant to the provisions of this Agreement shall be delivered personally or sent by certified mail, postage pre-paid, or by overnight courier, or by fax, if to the Company, to the Company's then-current business address or, in the event the notice is to Executive, to the address that Executive has represented to the Company as current.

(d)      Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to the conflict of laws rules thereof.

(e)      Waiver, Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing, signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought. If Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, the parties agree to amend this Agreement, or take such other actions as the parties deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code, the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

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(f)       Entire Agreement. This Agreement represents the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes any previous agreement or understanding.

(g)       Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed as a single document.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

TOUGHBUILT INDUSTRIES, INC.

By:	/s/ Michael Panosian
Michael Panosian
CEO and President

EXECUTIVE:

/s/ Zareh Khachatoorian
Zareh Khachatoorian

[Signature Page - Employment Agreement (Zareh Khachatoorian)]

EXHIBIT A

PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT,
AND NON-DISCLOSURE AGREEMENT

[Attached]

PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT AND NON-
DISCLOSURE AGREEMENT

This Proprietary Information, Inventions Assignment, and Non-Disclosure Agreement (“Agreement”) is made by and between Zareh Khachatoorian (“Employee”) and ToughBuilt Industries, Inc. (“Employer”). Employee and Employer shall be referred to herein collectively as the “Parties” or individually to as a “Party.”

1.       Purpose of Agreement. Employee understands that Employer possesses and receives confidential knowledge and data from third parties, and has been and will be engaged in its own continuous research, development, design, production, business and operational planning, marketing, sales, and other endeavors in connection with Employer’s business and innovatively designed products, and that it is critical for Employer to preserve and protect its “Confidential Information” (defined below in Section 7(a)), its rights to and in “Inventions” (defined below in Section 2), and in all related intellectual property rights. In consideration of Employee’s continued employment with Employer, and an express condition of such employment, Employee is entering into this Agreement, regardless of whether Employee is expected to create inventions or other information of value for Employer. Contemporaneously with the execution and delivery of this Agreement, the Parties have executed an employment agreement (the “Employment Agreement”) that incorporates this entire Agreement as a condition of Employee’s employment with Employer.

2.       Disclosure of Inventions. Employee will promptly disclose in confidence to Employer all inventions and discoveries, developments, improvements, enhancements, upgrades, formulas, concepts, designs, ideas, data, original works of authorship, processes, compositions of matter, trade secrets, know-how, and other technological advances and other work product of any nature (collectively, “Inventions”) that Employee makes, conceives, or first reduces to practice or creates, either alone or jointly with others, during the period of Employee’s employment with Employer, whether or not in the course of the employment, and whether or not such Inventions are patentable, copyrightable, or otherwise able to be registered or protected as trade secrets.

3.       Work for Hire; Assignment of Inventions. Employee acknowledges and agrees that any patentable or copyrightable works prepared by Employee within the scope of Employee’s work performed for Employer, including any patentable or copyrightable Inventions, are “works for hire” under applicable law, including the Copyright Act, and that Employer will be considered the author and owner of such copyrightable works and other Inventions. Employer agrees that all Inventions that (a) are developed using equipment, supplies, facilities, or trade secrets of Employer, (b) result from work performed by Employee for Employer, or

(c)       relate to Employer’s current or anticipated business or current or anticipated research and development, will be the sole and exclusive property of Employer and are hereby irrevocably assigned by Employee to Employer from the moment of their creation.

4.       Assignment of Other Rights. In addition to the foregoing assignment of Inventions to Employer, Employee hereby irrevocably transfers and assigns to Employer: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets, and other intellectual property rights in any Invention and (b) any and all “Moral Rights” (defined below in this Section 4) that Employee may have in or with respect to any Invention. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Invention, even after termination of Employee’s employment with Employer. “Moral Rights” mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

5.       Assistance. Employee agrees to assist Employer in every proper way to obtain for Employer and enforce patents, copyrights, mask work rights, registration rights, trade secret rights, and other legal protections for Employer’s Inventions in any and all countries. Employee will execute any documents that Employer may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, registration rights, trade secrets, and other legal protections. Employee’s obligations under this Section 5 will continue beyond the termination of Employee’s employment with Employer. Employee appoints the Chief Executive Officer of Employer as Employee’s attorney-in-fact to execute documents on Employee’s behalf for this purpose.

6.       Notice of California Labor Code Section 2872. Notwithstanding the foregoing rights and obligations, and pursuant to California Labor Code section 2872, an Invention assigned to Employer by Employee shall not include inventions that qualify fully under the provisions of California Labor Code section 2870 (a copy of which is attached as Exhibit A), including any idea or invention which is developed entirely on Employee’s own time without using Employer’s equipment, supplies, facilities, or trade secrets, which is not related to Employer’s business (either actual or demonstrably anticipated), and which does not result from work performed for Employer.

7.       Confidentiality Obligations.

(a)       Employee acknowledges that, during the course of Employee’s employment, Employee may have knowledge of and access to certain confidential, proprietary, and trade secrets information belonging to Employer, including, but not limited to, Employer’s financial documents, unpublished projections and financial statements, future plans and strategies, business information, operation information and plans, designs, research, new products and methodologies developed, supplier information, potential customer information (including names, representatives, their needs or desires with respect to the types of products or services offered by Employer, and other non-public information), and any other non-public information that a competitor of Employer could use to Employer’s competitive disadvantage (collectively, “Confidential Information”). Employee agrees to undertake a fiduciary obligation to protect against the disclosure and third-party use of any Confidential Information. Employee shall not disclose, communicate, divulge, or allow other person or entity to use to their personal, competitive, or economic advantage any Confidential Information, except where Employee has received prior written consent from Employer or as otherwise required by law or by judicial or administrative process or order, and in that case only after compliance with Section 7(c) below.

(b)       Employee will not remove any Confidential Information from Employer’s premises or make copies of such materials, except where Employee has received prior written consent from Employer or as otherwise required by law or by judicial or administrative process or order, and in that case only after compliance with Section 7(c) below.

(c)       If a person not a Party to this Agreement requests or demands that Employee disclose Confidential Information or produce documents containing Confidential Information, Employee will, to the extent permitted by law, immediately notify Employer and provide Employer with a reasonable opportunity to respond to such request or demand before Employee responds to the request or demand.

(d)       Upon termination of Employee’s employment with Employer, or any request by Employer, Employee agrees to immediately return all Employer property, documents, files, records, stored data, emails, pictures, videos, laptops, computers, phones, equipment, and Confidential Information to Employer.

(e)       Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C § 1833(b), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(f)       Employee understands and acknowledges that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (individually, “Government Agency”; collectively, “Government Agencies”). Employee further understands and acknowledges that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or to otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer. Employee also understands that this Agreement does not limit Employee’s right to discuss Employee’s employment or unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful, or to initiate communications directly with, or respond to any inquiry from, or provide truthful testimony before, any self-regulatory organization or state or federal regulatory authority, or to exercise Employee’s right to engage in concerted activities as provided under Section 7 of the National Labor Relations Act, or to the extent that such disclosure is protected under the applicable provisions of law or regulation.

8.       Additional Restrictive Covenants.

(a)       During Executive’s employment with Employer, Executive shall be subject to and must comply with the entirety of the duty of loyalty related provisions set forth in Section 4 of Executive’s Employment Agreement, dated as of December 29, 2022. Further, during Employee’s employment with Employer, Employee shall not directly or indirectly perform work, or assistance in the performance of work, for any entity, third party, or person (including Employee) in the same business, industry, or profession as Employer or Employer’s affiliates, subsidiaries, parent companies, or related companies (collectively, the “Employer and the Related Companies”).

(b)       To the extent permitted by law, both during and after Employee’s employment with Employer, Employee shall not use Employer’s trade secrets to directly or indirectly perform work, or assistance in the performance of work, for any entity, third party, or person (including Employee) in the same business, industry, or profession as Employer and the Related Companies.

(c)       To the extent permitted by law, both during and after Employee’s employment with Employer, Employee shall not use Employer’s trade secrets to directly or indirectly (i) solicit, induce, or attempt to induce any officer, employee, consultant, or contractor of Employer and the Related Companies to terminate his or her employment or his, her, or its services with Employer and the Related Companies; (ii) solicit, induce, or attempt to induce any officer, employee, consultant, or contractor of Employer and the Related Companies to take employment with another party; (iii) interfere with the relations between Employer and the Related Companies and their current or potential vendors or suppliers.

9.       Equitable Remedies. Employee acknowledges and agrees that Employer would be irreparably damaged in the event that any provision of this Agreement were to be breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Employee agrees that, to the extent permissible under applicable law, Employer shall be entitled, in addition to all other rights and remedies existing in Employer’s favor, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction, and a final injunction) against Employee to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically in any court of the United States or any state having jurisdiction, without the necessity of posting a bond or other security or of proving actual damages.

10.       Notices. Notices given pursuant to the provisions of this Agreement shall be delivered personally or sent by certified mail, postage pre-paid, or by overnight courier, or by fax, if to the Company, to the Company's then-current business address or, in the event the notice is to Executive, to the address that Executive has represented to the Company as current.*

11.       Authority. Employer represents and warrants that the undersigned has the authority to act on behalf of Employer and to bind Employer and all who may claim through Employer to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.

12       No Representations. Employee represents that Employee has had an opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by Employer that are not specifically set forth in this Agreement.

13.       Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

14.       Fees and Costs. In the event that either Party brings an action to enforce or affect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action (“Fees and Costs”). Specifically, unless otherwise prohibited by applicable law, an arbitrator, court, governmental agency, or other judicial tribunal shall (i) award Fees and Costs to the prevailing party of an arbitration under this Agreement and (ii) award Fees and Costs to the prevailing party in the event any legal action or arbitration is commenced of any kind or character to enforce the provisions of this Agreement or to obtain damages for a breach thereof.

15.       Mutual Drafting. Each Party has participated, or had the right to participate, in the drafting, negotiation, and preparation of this Agreement. The Parties expressly waive any Claim, rule of law, contention, or argument that would require ambiguities in this Agreement to be interpreted or construed against the Party that drafted the Agreement.

16.       Complete Integration; Entire Agreement. Except for the Employment Agreement, which is incorporated herein by reference, this Agreement represents the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement, except as subsequently modified pursuant to Section 17 below. Except for the Employment Agreement, no extrinsic evidence whatsoever may be introduced in any judicial proceedings or arbitration involving this Agreement.

17.       No Oral Modification. This Agreement shall only be amended in a writing signed by both Employee and an executive of Employer.

18.       Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

19.       Section Headings. Section headings used in this Agreement are for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

20.       Counterparts. This Agreement may be executed in counterparts, each of which shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The Parties also understand and agree that a facsimile, electronic signature, or digital signature shall be deemed an original signature for purposes of this Agreement.

21.       Effective Date. This Agreement will become effective on the date a copy signed by Employee is tendered to Employer.

22.       Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of Employer or any third party. Employee acknowledges that:

a.       Employee has read this entire Agreement;

b.       Employee understands the terms and consequences of this Agreement; and

c.       Employee is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Zareh Khachatoorian, an individual

Dated: December 29, 2022	/s/ Zareh Khachatoorian
Zareh Khachatoorian

TOUGHBUILT INDUSTRIES, INC.

Dated: December 29, 2022	By	/s/ Michael Panosian
Michael Panosian
CEO and President

[Signature Page to Proprietary Information, Inventions Assignment and Non-Disclosure Agreement]